EXHIBIT 24.2

CONFIRMING STATEMENT

This Statement confirms that the Jerry Zucker Revocable Trust has authorized and designated George S. King, Jr. or Suzanne Hulst Clawson to execute and file on its behalf all Forms 3, 4, and 5 (including any amendments thereto) that it may be required to file with the U. S. Securities and Exchange Commission as a result of its ownership of or transactions in securities of Vicon Industries, Inc. The authority of George S. King, Jr. and Suzanne Hulst Clawson under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to its ownership of or transactions in securities of Vicon Industries, Inc., unless earlier revoked in writing. The undersigned acknowledges that neither George S. King, Jr. nor Suzanne Hulst Clawson is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:  October 13, 2009                   Jerry Zucker Revocable Trust

                                          s/ Anita G. Zucker
                                          ------------------------
                                          Anita G. Zucker, Trustee